The certificate is a single sheet of 8.5" x 11" paper, held lengthwise. There is a blank margin approximately half an inch in width on all sides of the paper. Around this margin is a gray border about half an inch in width, drawn to resemble the elaborate frame of an oil painting; at each corner of this border blooms a single lily pointing away from the center of the paper. From the bottom center of the border radiates a series of thin wavy gold lines that glitter when held to the light at a certain angle, giving the effect of the sun's rays emanating from the edge of a horizon; these gold lines provide the background for the text of the certificate.

The text of the certificate is as follows:

                 INCORPORATED UNDER THE LAWS OF

NO.                       SHARES


                     PLM INTERNATIONAL, INC.

THIS CERTIFIES THAT _______________________ is the owner of
____________________ Shares of                   each of the
Capital Stock of transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this _______ day of ___________ A.D. 19___.

The words "SHARES EACH" can be found at the bottom center of the certificate, incorporated within the gray border.

In the upper left hand corner of the certificate, right above the words "THIS CERTIFIES THAT" of the printed text, is the drawing of a bald eagle, its wings outstretched and beak slightly open, perched atop a dome enshrouded in fog. (The dome is drawn disproportionately small with respect to the eagle, for the eagle's talons clutch the entire area of the dome.) In the distance is a warehouse as well as the masts of a tall sailing ship.

Below this drawing, to the left of the words "IN WITNESS THEREOF" of the text, is a round gold seal about two inches in diameter.


The second side of the certificate is done entirely in green ink, with an approximate half-inch blank margin on all sides. The half-inch border of intricate swirls and fleurs-de-lis surround a rectangular area that is divided into thirds by two narrow bars. Each third is about 6.5 inches in height and 3 inches in width.
In the middle third is printed the following text:

CERTIFICATE

FOR

SHARES

OF THE

CAPITAL STOCK

ISSUED TO

________________________

DATED

________________________

Between the word "SHARES" and "OF THE" is a portrait of a crowing bald eagle perched with outstretched wings at the edge of a granite promontory overlooking a calm sea; in the distance can be seen two ships spewing threads of smoke.

To the left of the eagle drawing, in the left-hand third of the certificate, is printed in flowing script the following text:

For value received, ____, hereby sell, assign and transfer unto _________________________________________________ Shares of the
Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint _____________________________________________________________ to
transfer the said Stock on the books of the within named Corporation with full power of substitution in the premises.

Dated ___________________________ 19___

In Presence of _________________________________________

Although the certificate is meant to be held lengthwise, this script can be read only if the paper is turned crosswise.

To the right of these words, in smaller type, is the following text:

NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE
NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY
PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE
WHATEVER.

The right-hand third of the certificate consists only of thin wavy lines; the effect is that of a green blanket being shaken out in the wind.